EXHIBIT 23.3.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4/A Amendment No. 2 (File No. 333-130655) of Microsemi Corporation of our report dated December 16, 2005 relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Microsemi Corporation’s Annual Report on Form 10-K for the year ended October 2, 2005. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Orange County, California

March 3, 2006